Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

CANO PETROLEUM, INC.

Article III, Section 5 of the Amended and Restated Bylaws of Cano Petroleum, Inc., a Delaware corporation (the “Corporation”), is amended by deleting it in its entirety and replacing it with the following:

5.          Notices of both regular and special meetings, save when held by unanimous consent or participation, shall (i) if mailed, be mailed by the Secretary to each member of the Board not less than three days before any such meeting or (ii) if delivered by facsimile or electronic transmission, be delivered by facsimile or electronic transmission not less than twenty-four hours before any such meeting, with notices of special meetings stating the purposes of such special meeting.  No failure or irregularity of notice of any regular meeting shall invalidate such meeting or any proceeding thereat.

The undersigned, as Secretary of the Corporation, does hereby certify as of October 20, 2008 that the foregoing is an amendment to the Amended and Restated Bylaws of the Corporation as approved and adopted by the Board of Directors at a duly called meeting of the Board of Directors on the 20th day of October, 2008.

/s/ Phillip Feiner
Phillip Feiner, Secretary